Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 12, 2008 Relating to

Preliminary Prospectus Supplement dated March 12, 2008

to Prospectus dated July 26, 2007

Registration No. 333-144874

Final Pricing Terms

5.900% Notes Due 2018
Issuer:	Marathon Oil Corporation
Security:	5.900% Senior Notes due 2018
Size:	$1,000,000,000
Maturity:	March 15, 2018
Coupon:	5.900%
Price to Public:	99.792%
Yield to Maturity:	5.928%
Spread to Benchmark Treasury:	+243 bp
Benchmark Treasury:	3.500% due February 15, 2018
Benchmark Treasury Yield:	3.498%
Interest Payment Dates:	March 15th and September 15th, commencing September 15th, 2008
Make-Whole Call:	T+40 bp
Settlement:	T+3; March 17, 2008
CUSIP:	565849 AF3
Anticipated Ratings:	Moody’s: Baa1 (stable outlook) S&P: BBB+ (stable outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Banc of America Securities LLC J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (877) 858-5407, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll-free at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at (212) 834-4533.

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